Exhibit 4(h)

                                                                  JP Morgan

Morgan Guaranty
Trust Company of
New York

Circus Circus Enterprises, Las Vegas
Attn:     Les Martin
Fax:      (702) 791-0310

From:     Rajan Kundra
          Morgan Guaranty Trust Company of New York
          New York Branch

Date:     13 January 1998

                           RATE CAP TRANSACTION

The purpose of this document is to confirm the terms and conditions of the Rate Cap Transaction entered into between Circus Circus Enterprises ("Counterparty") and Morgan Guaranty Trust Company of New York ("MGT") on the Trade Date specified below (the "Swap Transaction"). This agreement constitutes a "Confirmation" as referred to in the 1992 ISDA Master Agreement specified below. It is our intention to have this confirmation serve as final documentation for this transaction and accordingly, no other confirmation will follow.

The definitions and provisions contained in the 1991 ISDA Definitions (the "Definitions") as published by the International Swap and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

If MGT and the Counterparty are not yet parties to a Swap Agreement, the parties agree that this Transaction will be documented under a master agreement to be entered into on the basis of the printed form of Master Agreement (Multicurrency-Cross Border) published by the International Swap Dealers Association, Inc., together with changes as shall be agreed between the parties (the "Master Agreement"). Upon execution and delivery by the parties of a Master Agreement, this Confirmation shall supplement, form a part of, and be subject to such Master Agreement. Until the parties execute and deliver a Master Agreement, this Confirmation shall supplement, form a part of, and be subject to the printed form of Master Agreement published by ISDA, as if the parties had executed that agreement (but without any Schedule thereto) on the Trade Date of this Confirmation.

                                                                  JP Morgan
                                                                     Page 2

The terms of the particular Rate Cap Transaction to which this Confirmation relates are as follows:


MGT Deal Number               222298

Type of Transaction           Rate Cap Transaction

Notional Amount               USD 50,000,000

Trade Date                    13 January 1998

Effective Date                15 January 1998

Termination Date              15 January 2008

Cap Premium Amounts

Premium Payer                 Counterparty

Premium Amount                The Premium Payer shall pay to the
                              Cap Provider the Cap Premium
                              hereinafter defined: "Cap Premium"
                              shall mean, with respect to each
                              Calculation Period, an amount equal
                              to the Cap Rate less 3 Month Libor
                              (if positive) Actual/360 multiplied
                              by the notional amount.

Premium Settlement Dates      Each 15 January, 15 April, 15 July
                              and 15 October, commencing from and
                              including 15 April 1998 and
                              continuing to and including the
                              Termination Date, subject to
                              adjustment in accordance with the
                              Modified Following Business Day
                              Convention.

Day Count Fraction            Actual/360


Cap Payment Amounts

Cap Provider                  MGT

Cap Rate                      5.575%

                                                                  JP Morgan
                                                                     Page 3

Settlement Dates                   Each 15 January, 15 April,
                                   15 July and 15 October,
                                   commencing from and including
                                   15 April 1998 and continuing
                                   to and including the
                                   Termination Date, subject to
                                   adjustment in accordance with
                                   the Modified Following
                                   Business Day Convention


Floating Rate Option               USD-LIBOR-BBA
                                   Telerate Page 3750

Designated Maturity                3 Months

Floating Rate Day
Count Fraction                     Actual/360

Reset Dates                        The first day of each
                                   Calculation Period.

Compounding                        Inapplicable

Compounding Dates                  Inapplicable

Business Day Centers               New York & London

Business Day Convention            Modified Following

Calculation Agent                  MGT

Additional Provisions              This transaction will
                                   terminate 2 Business Days
                                   after any date on which 3
                                   Month Libor is set at or above
                                   9.0% on or after 15 January
                                   2001.  All future obligations
                                   between the parties shall be
                                   terminated 2 Business Days
                                   after such date.  Any unpaid
                                   accrued interest shall be
                                   settled on the Termination
                                   Date.






                                                                 JP MORGAN
                                                                    Page 4

Account Details

MGT Payment Instructions:          Morgan Guaranty Trust Company
                                   of New York, NY
                                   ABA #: 021-000-238
                                   For the account of Morgan
                                   Guaranty Trust Co, London
                                   A/C No:670-07-054
                                   Further credit to the JPM
                                   Swaps Group Account: 10005035

Counterparty Payments Instructions To Be Advised

Offices:

(a)  The Office of Morgan for the Transaction is New York;

(b)  The office of the Counterparty for the Transaction is: Las
     Vegas

All inquiries regarding this Confirmation should be sent to:
     60 Wall Street                  60 Wall Street
     7th Floor                       7th Floor
     New York, New York 10260-0060   New York, New York 10260-0060

     Attention:   Loriann Niemeyer   Attention:Bob Candella
     Tel:         (212)648-3105      Tel:   (212) 648-6712
     Fax:         (212)648-5088      Fax:   (212) 648-5088

Please quote MGT Deal Number: 213149

                                                                  JP Morgan
                                                                     page 5

Each party will be deemed to represent to the other party on the date on which it enters into that Transaction that (absent a written agreement between the parties that expressly impose affirmative obligations to the contrary for that Transaction):

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgement and upon advise from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advise or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advise or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advise), and understands and accepts, the terms, the conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                    Yours sincerely,

                    JP Morgan Securities Inc. acting as agent for MORGAN GUARANTY TRUST COMPANY OF NEW YORK

By:    Rajan Kundra
Name:  Rajan Kundra
Title: Associate


Confirmed as of the date first above written:

Circus Circus Enterprises

By:    Glenn Schaeffer
Name:  Glenn Schaeffer
Title: President